Exhibit 99.1

The Bancorp, Inc. Reports First Quarter 2011 Financial Results

Wilmington, Delaware – April 26, 2011 - The Bancorp, Inc. ("Bancorp") (NASDAQ: TBBK), a financial holding company, today reported results for the quarter ended March 31, 2011.

Financial Highlights

-
Net income increased to $2.7 million in first quarter 2011 compared to $2.2 million in first quarter 2010, prior to $6.2 million of charges in 2010 related to the repayment of TARP and other TARP costs.

-
First quarter 2011 diluted earnings per share increased to $0.10, compared to $0.08 in first quarter 2010, prior to $6.2 million of charges in 2010 related to the repayment of TARP and other TARP costs.

-
Non-interest income, excluding security gains, increased to $7.8 million compared to $4.7 million in first quarter 2010, reflecting significant increases in prepaid and debit card income. Non-interest income excluding a $485,000 legal settlement in favor of the Bancorp in 2011, increased 55% between those periods. That increase was driven primarily by prepaid card income, which increased $1.9 million or 69% between those periods.

-
Average loans and leases for first quarter 2011 totaled $1.6 billion, an increase of $112 million or 7% over first quarter 2010. Average securities for first quarter 2011 totaled $263 million, an increase of $102 million, or 63% over first quarter 2010.

-
Average deposits for first quarter 2011 totaled $2.7 billion, an increase of $645 million or 31% over first quarter 2010, while transaction accounts grew to 98% of total average deposits. The average cost of funds between those respective periods decreased to 0.41% from 0.70%.

-	A successful stock offering was concluded during the quarter. Shareholders’ equity was increased by approximately $54.5 million to fund our continuing growth opportunities.

Betsy Z. Cohen, Bancorp’s Chief Executive Officer, said, “Our net-interest income totaled $18.2 million in first quarter 2011, an increase of $1.9 million, or 12% over first quarter 2010.  Larger loan and security balances and a lower cost of funds were the drivers behind the increase. Our core earnings for the quarter, as detailed below, increased $2.1 million over the prior year same quarter reflecting the increase in net interest income and the 69% increase in prepaid card income. Our SBA (Small Business Administration) program is moving forward, and we are carefully approving new franchisors. Our recent SBA PLP (Preferred Lending Program) designation should add momentum to the program’s growth.”

Financial Results

Bancorp reported net income available to common shareholders for the three months ended March 31, 2011 of $2.7 million or diluted earnings per share of $0.10, based on 28,058,333 weighted average shares, compared to a net loss available to common shareholders of $4.1 million or a loss per share of $0.15, based on 26,181,281 weighted average shares, for the three months ended March 31, 2010.  Core operating earnings, a non-GAAP measure, increased to $8.9 million for the three months ended March 31, 2011 compared to $6.8 million for the three months ended March 31, 2010.  The following is a reconciliation of core operating earnings to net income available to common shareholders (for the three month period):

	March 31,	March 31,
	2011	2010

Net income (loss) available to common shareholders	$2,688	$(4,056)
Preferred stock dividend and accretion	-	6,242
Income tax expense	1,431	1,233
Gains on sales of investment securities	-	(750)
Other than temporary impairment of securities	75	-
Provision for loan and lease losses	4,672	4,148
Core operating earnings (1)	$8,866	$6,817

(1)
As a supplement to GAAP, Bancorp has provided this non-GAAP performance result. The Bancorp believes that this non-GAAP financial measure is useful because it allows investors to assess its operating performance, specifically its overall earnings capacity.  Other companies may calculate core earnings differently.  Although this non-GAAP financial measure is intended to enhance investors’ understanding of Bancorp’s business and performance, it should not be considered, and is not intended to be, a substitute for GAAP.

Capital Ratios
	Tier 1 capital	Tier 1 capital	Total capital
	to average	to risk-weighted	to risk-weighted
	assets ratio	assets ratio	assets ratio

As of March 31, 2011
The Company	8.62%	15.33%	16.58%
The Bancorp Bank	6.00%	10.69%	11.94%
"Well capitalized" institution (under FDIC regulations)	5.00%	6.00%	10.00%

As of March 31, 2010
The Company	8.64%	13.08%	14.33%
The Bancorp Bank	7.41%	11.23%	12.48%
"Well capitalized" institution (under FDIC regulations)	5.00%	6.00%	10.00%

Balance Sheet Summary

At March 31, 2011, Bancorp's total assets were $2.8 billion, an increase of $744 million or 36% over total assets at March 31, 2010. During that period, investments increased to $295 million, an increase of $117 million or 66%; loans increased to $1.6 billion, an increase of $109 million or 7%; and deposits increased to $2.5 billion, an increase of $669 million or 36%.

Conference Call Webcast

You may access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 10:00 AM EDT Tuesday, April 26, 2011 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. Or, you may dial 800.901.5248 using access code 21180968.  You may listen to the replay of the webcast following the live call on Bancorp's investor relations website or telephonically until Tuesday, May 3, 2011 by dialing 888.286.8010, access code 97477604.

About Bancorp

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services both directly and through private-label affinity programs nationwide.  The Bancorp Bank’s regional community bank operations serve the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

Forward Looking Statements

Statements in this earnings release regarding The Bancorp, Inc.’s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These statements may be identified by the use of forward-looking terminology, including but not limited to the words “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “estimate,” “continue,” or similar words.  For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see The Bancorp, Inc.’s filings with the SEC, including the “Risk Factors” sections of The Bancorp Inc.’s filings. These risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. The forward-looking statements speak only as of the date of this presentation. The Bancorp, Inc. does not undertake to publicly revise or update forward-looking statements in this presentation to reflect events or circumstances that arise after the date of this presentation, except as may be required under applicable law.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)
	Three months ended		Year ended
	March 31,		December 31,
	2011	2010	2010
	(dollars in thousands except per share data)
Condensed income statement
Net interest income	$18,198	$16,280	$68,193
Provision for loan and lease losses	4,672	4,148	19,287
Non-interest income
Gain on sales of investment securities	-	750	1,207
Other than temporary impairment of investment securities	(75)	-	(135)
Other non-interest income	7,820	4,744	19,524
Total non-interest income	7,745	5,494	20,596
Non-interest expense
Loss on other real estate owned	52	20	22
Other non-interest expense	17,100	14,187	61,726
Total non-interest expense	17,152	14,207	61,748
Net income before income tax expense	4,119	3,419	7,754
Income tax expense	1,431	1,233	2,532
Net income	2,688	2,186	5,222
Less preferred stock dividends	-	(433)	(433)
Less preferred stock accretion	-	(5,809)	(5,809)
Net income (loss) available to common shareholders	$2,688	$(4,056)	$(1,020)

Basic earnings (loss) per share	$0.10	$(0.15)	$(0.04)

Diluted earnings (loss) per share	$0.10	$(0.15)	$(0.04)
Weighted average shares – basic	28,051,948	26,181,281	26,181,281
Weighted average shares – diluted	28,058,333	26,181,281	26,181,281

Balance sheet	March 31,	December 31,	September 30,	March 31,
	2011	2010	2010	2010
	(dollars in thousands)
Assets:
Cash and cash equivalents
Cash and due from banks	$223,420	$157,411	$164,948	$106,316
Interest bearing deposits	630,524	314,908	584,857	232,117
Total cash and cash equivalents	853,944	472,319	749,805	338,433

Investment securities, available-for-sale, at fair value	273,643	231,165	249,342	156,191
Investment securities, held-to-maturity	21,298	21,364	21,354	21,488
Loans, net of deferred costs	1,636,253	1,619,195	1,590,507	1,527,691
Allowance for loan and lease losses	(25,802)	(24,063)	(21,798)	(20,357)
Loans, net of deferred costs	1,610,451	1,595,132	1,568,709	1,507,334
Premises and equipment, net	8,533	8,767	8,602	8,140
Accrued interest receivable	8,807	8,878	8,396	7,589
Intangible assets, net	8,754	9,005	9,255	9,755
Other real estate owned	3,379	2,115	225	648
Deferred tax asset, net	23,817	24,365	19,434	20,872
Other assets	24,071	22,613	24,554	22,063
Total assets	$2,836,697	$2,395,723	$2,659,676	$2,092,513

Liabilities:
Deposits
Demand (non-interest bearing)	$1,412,656	$945,605	$1,402,538	$973,116
Savings, money market and interest checking	1,105,226	975,973	1,001,959	875,511
Time deposits	1,397	90,862	9,218	1,317
Time deposits, $100,000 and over	11,830	11,657	8,672	12,339
Total deposits	2,531,109	2,024,097	2,422,387	1,862,283

Securities sold under agreements to repurchase	19,783	14,383	9,429	8,245
Short-term borrowings	-	87,000	-	-
Federal funds purchased	-	49,000	-	-
Accrued interest payable	149	124	109	136
Subordinated debenture	13,401	13,401	13,401	13,401
Other liabilities	14,654	8,812	12,918	6,401
Total liabilities	$2,579,096	$2,196,817	$2,458,244	$1,890,466

Shareholders' equity:
Preferred stock – authorized 5,000,000 shares, Series A, $0.01 par value; 0 shares issued and outstanding at March 31, 2011 and 2010;	-	-	-	-
Common stock - authorized, 50,000,000 shares of $1.00 par value; 33,196,281 and 26,181,281 shares issued and outstanding at March 31, 2011 and 2010, respectively	33,196	26,181	26,181	26,181
Additional paid-in capital	240,640	192,711	192,492	196,898
Accumulated deficit	(15,507)	(18,195)	(20,236)	(21,231)
Accumulated other comprehensive (loss) gain	(728)	(1,791)	2,995	199
Total shareholders' equity	257,601	198,906	201,432	202,047

Total liabilities and shareholders' equity	$2,836,697	$2,395,723	$2,659,676	$2,092,513

Average balance sheet and net interest income
	Three months ended March 31, 2011			Three months ended March 31, 2010
(dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans net of unearned discount	$1,627,928	$18,260	4.49%	$1,518,631	$17,916	4.72%
Leases - bank qualified*	2,344	50	8.53%	-	-
Investment securities-taxable	185,583	1,557	3.36%	130,432	1,308	4.01%
Investment securities-nontaxable*	77,592	1,011	5.21%	30,855	587	7.61%
Interest bearing deposits at Federal Reserve Bank	833,085	515	0.25%	472,388	351	0.30%
Net interest-earning assets	2,726,532	21,393	3.14%	2,152,306	20,162	3.75%

Allowance for loan and lease losses	(24,811)			(19,821)
Other assets	286,553			201,340
	$2,988,274			$2,333,825

Liabilities and Shareholders' Equity:
Deposits:
Demand (non-interest bearing)**	$1,647,682	$425	0.10%	$950,319	$219	0.09%
Interest bearing deposits
Interest checking	714,846	1,279	0.72%	539,757	1,924	1.43%
Savings and money market	321,472	797	0.99%	544,758	1,182	0.87%
Time	46,507	104	0.89%	50,270	133	1.06%
Total interest bearing deposits	1,082,825	2,180	0.81%	1,134,785	3,239	1.14%
Total deposits	2,730,507	2,605	0.38%	2,085,104	3,458	0.66%

Short-term borrowings	3,022	3	0.40%	3,183	5	0.63%
Repurchase agreements	17,030	16	0.38%	4,774	7	0.59%
Subordinated debt	13,401	215	6.42%	13,401	215	6.42%
Net interest bearing liabilities	1,116,278	2,414	0.87%	1,156,143	3,466	1.20%
Total cost of funds	2,763,960	2,839	0.41%	2,106,462	3,685	0.70%

Other liabilities	9,435			12,658
Total liabilities	2,773,395			2,119,120

Shareholders' equity	214,879			214,705
	$2,988,274			$2,333,825
Net interest income on tax equivalent basis*		$18,554			$16,477

Tax equivalent adjustment		356			197

Net interest income		$18,198			$16,280
Net interest margin *			2.72%			3.06%

* Full taxable equivalent basis to be comparable to the interest income of all other categories, using a 34% statutory tax rate
** Interest includes fees paid to affinity groups.

Allowance for loan and lease losses:	Three months ended		For year ended
	March 31,	March 31,	December 31,
	2011	2010	2010
	(dollars in thousands)

Balance in the allowance for loan and lease losses at beginning of period	$24,063	$19,123	$19,123

Loans charged-off:
Commercial	106	2,728	13,513
Construction	2,143	-	-
Lease financing	-	-	3
Residential mortgage	31	223	1,254
Consumer	668	44	618
Total	2,948	2,995	15,388

Recoveries:
Commercial	14	79	279
Construction	1	1	4
Lease financing	-	-	10
Residential mortgage	-	-	742
Consumer	-	1	6
Total	15	81	1,041
Net charge-offs	2,933	2,914	14,347
Provision charged to operations	4,672	4,148	19,287

Balance in allowance for loan and lease losses at end of period	$25,802	$20,357	$24,063
Net charge-offs/average loans	0.18%	0.19%	0.92%

Loan portfolio:	March 31,	December 31,	September 30,	March 31,
	2011	2010	2010	2010
	(dollars in thousands)

Commercial	$430,081	$441,799	$409,697	$413,361
Commercial mortgage (1)	601,046	580,780	580,491	557,713
Construction	202,105	203,120	206,551	206,275
Total commercial loans	1,233,232	1,225,699	1,196,739	1,177,349
Direct financing leases	107,624	103,289	103,278	81,904
Residential mortgage	94,682	93,004	93,833	89,005
Consumer loans and others	197,876	194,320	193,968	177,456
	1,633,414	1,616,312	1,587,818	1,525,714
Unamortized costs (fees)	2,839	2,883	2,689	1,977
Total loans, net of unamortized fees and costs	$1,636,253	$1,619,195	$1,590,507	$1,527,691

Supplemental loan data:
Construction 1-4 family	$96,240	$100,689	$100,848	$104,213
Construction commercial, acquisition and development	105,865	102,431	105,703	102,062
	$202,105	$203,120	$206,551	$206,275
(1) At March 31, 2011 our owner-occupied loans amounted to $136 million, or 22.7% of commercial mortgages.

	March 31,	December 31,	September 30,	March 31,
	2011	2010	2010	2010
Asset quality ratios:
Nonperforming loans to total loans (1)	1.05%	1.08%	1.51%	1.44%
Nonperforming assets to total assets (1)	0.73%	0.82%	0.91%	1.08%
Allowance for loan and lease losses to total loans	1.58%	1.49%	1.37%	1.33%

Nonaccrual loans	$14,228	$15,298	$19,640	$17,863
Total nonperforming loans	14,228	15,298	19,640	17,863
Other real estate owned	3,379	2,115	225	648
Total nonperforming assets	$17,607	$17,413	$19,865	$18,511

Loans 90 days past due still accruing interest	$3,028	$2,219	$4,352	$4,071
(1) Nonperforming loans are defined as nonaccrual loans and restructure loans. Loans 90 days past due and still accruing interest are also included in these ratios.

	Three months ended			Year ended
	March 31,		December 31,	December 31,
	2011	2010	2010	2010
Selected operating ratios:
Return on average assets	0.36%	0.37%	0.34%	0.23%
Return on average equity	5.07%	4.07%	4.01%	2.45%
Net interest margin	2.72%	3.06%	3.36%	3.28%
Efficiency ratio	66.11%	67.58%	69.37%	70.52%
Book value per share	$7.76	$7.72	$7.60	$7.60